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Exhibit 23.2

Consent of independent registered public accounting firm

We consent to the use in this Registration Statement on Form S-1 of our report dated June 13, 2014 (October 27, 2014 as to the effect of the common and preferred stock authorization, par value and common stock split discussed in the last paragraph of Note 16), relating to the consolidated financial statements of Boot Barn Holdings, Inc. (formerly WW Top Investment Corporation), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Costa Mesa, California
February 13, 2015

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  Exhibit 23.2